Exhibit 17.1
Director Affidavit and Resignation
     The undersigned hereby affirms that he is a director of TDI Holding Corporation, a Colorado corporation (the “Company”). The undersigned hereby confirms his resignation effective upon the closing of the acquisition of The Fashion House, Inc., pursuant to that certain Reverse Share Exchange Agreement of even date herewith (the “Closing”). The undersigned hereby further confirms he is owed no wages or other compensation of any kind from the Company, whether accruing in connection with services as a director, officer, employee, consultant, lender or otherwise. The undersigned individually and severally fully and forever releases the Company from any and all claims and obligations whatsoever, including any claims for payments, expense reimbursement, repayment of debt, and issuance of shares pursuant to the exercise of options, warrants, or other agreements providing for the right to issue shares of the Company. The undersigned confirms there are no ongoing rights or benefits of the undersigned owed by the Company other than as set forth in the Reverse Share Exchange Agreement.
     August 19, 2005

/s/ Blair Zykan
Blair Zykan

/s/ Louis F. Coppage
Louis F. Coppage

/s/ Jay Reano
Jay Reano